Exhibit 99.1

For immediate release For more information, contact:

Investor Relations
(972) 699-4055
Email: investor@xanser.com

XANSER CORPORATION ANNOUNCES 2006 RESULTS

DALLAS, TEXAS (March 15, 2007) – Xanser Corporation (NYSE: XNR) today reported results for the year ended December 31, 2006. Revenues for the year were $246.4 million, compared with $153.9 million for 2005. The Company reported a net loss of $(3.4) million for the year, compared with a net loss of ($4.3) million for the prior year.

“2006 was an important and pivotal year for us. We made a strategic acquisition in Furmanite that effectively doubled the size of the business, added critical mass and significantly expanded the scope of our operations. It was a major undertaking to get the acquisition fully integrated. Throughout the year, we expended a great deal of time and money in order to reach the point where we are today, with the integration now completed. We also were cleaning up and eliminating old and peripheral business in Xtria; essentially, all that remains is a small group providing services to the Federal government. Simultaneously during the year, we engaged in a major recruiting initiative that resulted in a significant number of extremely experienced and capable people joining the company. In accomplishing these efforts, we spent roughly $9.0 million, which we expensed in 2006. We now have a focused and straightforward business,” said John R. Barnes, chairman and chief executive officer of Xanser Corporation.

BUSINESS SEGMENT REVIEW

Technical Services – Furmanite

For the year ended December 31, 2006, Furmanite’s revenues increased to $235.2 million, compared with $131.8 million for the prior year. Furmanite’s 2006 operating income was $11.9 million, after expensing integration costs and unusually high legal expenses totaling $5.5 million. This compares with operating income of $10.1 million for 2005.

“Through the GSG acquisition in 2006, Furmanite increased our geographic footprint significantly. The real gains strategically are in the additional services we are now selling, and in leveraging this broader portfolio of services in all our locations,” said Michael L. Rose, president and chief operating officer of Xanser.

Furmanite’s business is the protection and management of its customers’ critical assets, and the company’s technical and technological capabilities help to assure that customers’ critical assets are on line and performing for maximum profit. For 78 years, Furmanite has served industry worldwide, and today is recognized as ‘the’ worldwide expert in the field of on-site and on-line plant and pipeline maintenance. Furmanite’s single mission and business goal is to maximize asset uptime for customers. Specifically, everything Furmanite does directly relates to keeping an asset on-line, productive and profitable; be it a pipeline, a plant, or personnel. Furmanite ensures asset productivity and profitability for a variety of industries — chemical and petrochemical, oil and gas, power generation, pulp and paper, pharmaceutical, and national defense. This commitment to excellence, coupled with Furmanite’s broad array of services and proprietary technology, is a critical component to the operation and financial success of some of the world’s largest process manufacturers, energy producers, and suppliers. Furmanite has more than 50 offices on five continents. Its website is www.furmanite.com.

Information Technology Services – Xtria

For the year ended December 31, 2006, Xtria’s revenues were $11.2 million, compared with revenues of $22.1 million for the prior year. Xtria’s operating loss for the year was $(5.0) million, after expensing costs of more than $3.0 million relating to old business and legal expenses, compared with an operating loss of $(7.7) million for 2005.

Xtria is an information technology services provider to the government markets. These services are provided through focused offerings of solutions, services and systems. For agencies of the federal, state and local government, Xtria provides program and policy analysis, program implementation and program evaluation services. Its website is www.xtria.com.

ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) is a worldwide technical services firm. Headquartered in Dallas, Texas, Xanser owns and operates Furmanite, one of the world’s largest specialty technical services companies. Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. Xanser operations also include Xtria, a provider of technology solutions to the government markets. For more information, visit www.xanser.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.